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[M.A. HANNA COMPANY - LOGO]                                    [GEON - LOGO]



                                                                    EXHIBIT 99.1
                                                                    ------------

                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE


                    GEON AND M.A. HANNA STOCKHOLDERS APPROVE
                      CONSOLIDATION AS POLYONE CORPORATION

                 NEW COMPANY SET TO BEGIN OPERATIONS SEPTEMBER 1

Cleveland, Ohio - August 29, 2000 - The Geon Company (NYSE: GON) and M.A. Hanna Company (NYSE: MAH; CHICAGO) announced that at special meetings today, stockholders of each company authorized their consolidation into a new organization known as PolyOne Corporation.

Stockholder approval was the final step prior to the formation of PolyOne, which will begin operating on Friday, September 1, 2000. Previously, the consolidation underwent regulatory reviews and approval by the boards of directors of both Geon and M.A. Hanna.

Stockholders of both companies also approved the PolyOne 2000 Stock Incentive Plan for performance-based incentives and rewards for officers, directors and employees.

"We are building on the strong foundation of two great companies with proud histories," said Geon Chairman and Chief Executive Officer Thomas A. Waltermire, who will serve as chairman and CEO of PolyOne. "Decades of commitment and hard work brought each of us to this point, and now we move forward together, with exceptional people who will seize new opportunities to create value for our stockholders and our customers."

Waltermire and five external members of Geon's board will join six external members of M.A. Hanna's board to form the PolyOne Board of Directors.

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"In the last three months, we've made great progress toward integrating the two organizations," said Garth W. Henry, interim president and CEO of M.A. Hanna. "We are pleased that both groups of stockholders clearly recognize the opportunity this combination creates, with two complementary partners focused on growth."

Public trading of Geon and M.A. Hanna shares will cease as of the close of business on Thursday, August 31. The two companies will consolidate into a new Ohio corporation, with shares listed on the New York Stock Exchange under the ticker symbol POL. Trading of PolyOne shares will commence on Friday, September 1 when the market opens.

The transaction will take place in the form of a cashless stock swap. Stockholders of M.A. Hanna will receive one share of PolyOne for each share they own, and Geon stockholders will receive two shares of PolyOne for each share they own, at the time of closing. After the consolidation, each group of stockholders will hold approximately 50 percent of the new company. On or before September 15, detailed instructions will be mailed to stockholders on how to convert their stock to PolyOne shares.

Geon and M.A. Hanna announced earlier this month that PolyOne would pay a forthcoming quarterly dividend if the consolidation closed before the dividend payment date of September 15. Accordingly, Geon stockholders of record at the close of business on August 28, and M.A. Hanna stockholders of record at the close of business on August 21, will receive from PolyOne a dividend of 12.5 cents for each share of Geon and M.A. Hanna common stock held on these respective record dates. This dividend will be payable on September 15.

PolyOne will rank as the world's largest polymer services company, with annual revenues of $3.5 billion, and more than 10,000 employees and 80 manufacturing sites worldwide. Its customer-focused operations will be comprised of thermoplastic compounding, specialty resins, specialty polymer formulations, engineered films, color and additive systems, rubber compounding and thermoplastic resin distribution. Initially, the headquarters office address will be Suite 36-5000, 200 Public Square, Cleveland, Ohio 44114, pending a final decision on facilities. The headquarters office general telephone number will be 216-589-4000.

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More information on PolyOne is available on the Internet at www.polyone.com.
Information on Geon and M.A. Hanna can be accessed at www.geon.com and www.mahanna.com, respectively.

                                      * * *

This release contains statements concerning trends and other forward-looking information affecting or relating to Geon and M.A. Hanna and their industry that are intended to qualify for the protections afforded "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the proposed transaction described in this release are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements: (1) the risk that the M.A. Hanna and Geon businesses will not be integrated successfully; (2) inability to achieve or delays in achieving savings related to business consolidation and restructuring programs; (3) unanticipated delays in achieving or inability to achieve cost reduction and employee productivity goals; (4) costs related to the proposed transaction; (5) inability to obtain, or meet conditions imposed for, governmental approvals for the merger; (6) fluctuations in raw material prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) failure of the Geon or Hanna stockholders to approve the proposed transaction; (8) unanticipated costs or difficulties in the operation of Oxy Vinyls, LP.


Geon Media & Investor Contact:          Dennis Cocco
                                        Vice President, Corporate & Investor
                                           Affairs
                                        The Geon Company
                                        (440) 930-1538

M.A. Hanna Media & Investor Contact:    Christopher Farage
                                        Director, Investor Relations
                                        M.A. Hanna Company
                                        (216) 589-4085